Exhibit 10.1
FOURTH AMENDMENT AND EXHIBIT ACKNOWLEDGEMENT TO MASTER
FORMATION AND CONTRIBUTION AGREEMENT
     This FOURTH AMENDMENT AND EXHIBIT ACKNOWLEDGEMENT TO MASTER FORMATION AND CONTRIBUTION AGREEMENT (this “Amendment”), dated as of November 9, 2007, is entered into by and between, ARIZONA LAND INCOME CORPORATION, an Arizona corporation (together with any successor by merger, “AZL”), and POP VENTURE, LLC, a Delaware limited liability company (“POP”).
     A. The parties hereto have entered into that certain Master Formation and Contribution Agreement, dated as of October 3, 2006, that certain Amendment and Exhibit Acknowledgement to Master Formation and Contribution Agreement dated November 2, 2006, that certain Second Amendment and Exhibit Acknowledgement to Master Formation and Contribution Agreement dated December 9, 2006 and that certain Third Amendment and Exhibit Acknowledgement to Master Formation and Contribution Agreement dated March 27, 2007 (such agreement, as so amended, the “Master Agreement”).
     B. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Master Agreement.
     C. The parties hereto have agreed to certain changes in the composition of properties contributed and consideration paid in the contemplated transactions and certain other material changes.
     D. The parties hereto desire to amend and modify the Master Agreement in accordance with the terms and subject to the conditions set forth in this Amendment. As amended and modified by this Amendment, the Master Agreement may be referred to as the “Agreement.”
     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Amendment to Certain Terms in Section 2 of the Master Agreement. The following terms contained in Section 2 of the Master Agreement are hereby deleted and replaced in their entirety with the following, respectively:
““Contribution Agreements” shall mean all of the Contribution Agreements (each in a form reasonably agreed among AZL, POP and the executing POP Members (if different than POP)) executed between AZL and POP, or the POP Members designated by POP, within thirty (30) days after the execution of this Agreement, each as amended by the Master Amendment to Contribution Agreements dated as of even date herewith; and each Contribution Agreement shall relate to the particular POP Property that is owned, directly or indirectly, fully or in part and whether in fee simple or through a ground lease, by the POP Affiliate in which such POP Member(s) own membership interests. AZL shall be an intended third party beneficiary to each Contribution Agreement.

“Contribution Agreement” shall mean any one (1) of the Contribution Agreements.
“Net Asset Value” shall mean, for each POP Property (or Contributed Interest, in the case of any POP Property for which the Contributed Interests are less than one hundred percent (100%) of the ownership interests in such POP Property), the amount equal to (a) the difference between (i) Gross Asset Value minus (ii) the amount, including accrued and unpaid interest, of the POP Properties Indebtedness encumbering such POP Property at Closing, as adjusted by (b) the net adjustments for the closing costs that POP elects, at its discretion pursuant to Section 23.4, not to settle in cash.
“POP Properties Indebtedness” shall mean, for any POP Property, either or both, as the case may be, (a) the unpaid mortgage debt secured by such POP Property (it being understood, however, that the collateral for such indebtedness may, depending on the POP Property in question, be a lien encumbering fee simple title, a leasehold estate or an ownership interest in a condominium) and (b) the unpaid mezzanine debt secured by a collateral assignment of indirect ownership interests in such POP Property; provided that, in the case of any POP Property for which the Contributed Interests are less than one hundred percent (100%) of the ownership interests in such POP Property, such amount shall reflect only that percentage of the indebtedness equal to the percentage ownership represented by such Contributed Interests relating to such POP Property. By way of example, the POP Properties Indebtedness would equal $10 million if the POP Property was encumbered with $100 million of indebtedness and the interest of the POP Affiliate was ten percent (10%) of the ownership interests in such POP Property.”
“Surviving Corporation Common Stock” shall mean the common stock of the Surviving Corporation, which shall be listed on an Exchange.
“Title Insurance Company” shall mean First American Title Insurance Company or one or more additional title insurance companies with national operations.”
     2. Amendment to Section 2 of the Master Agreement. Section 2 of the Master Agreement is hereby amended by adding to the end of the current text therein:
““Aggregate Contribution Value” shall mean the sum of (a) the aggregate Net Asset Values plus (b) the amount, if any, pursuant to Section 23.6 of Escrowed Loan Reserves plus (c) the Capital Investment Value.
“Capital Investment” shall mean any costs or expenses incurred or funded in connection with or relating to the leasing (including but not limited to the costs and expenses described in Schedule 2D to the Master Agreement) or improvement of, in or on any portion of a POP Property where the cost or expense so incurred or funded is required or permitted in accordance with GAAP to be capitalized and to be depreciated or amortized over its useful life.

“Capital Investment Value” shall mean the aggregate of all Capital Investments incurred or funded by, or on behalf of, the owner of a given POP Property from October 1, 2007 through the Closing Date in connection with any Capital Investments at that POP Property.
“Exchange” shall mean any national securities exchange or any inter-dealer quotation system of a registered national securities association within the meaning of the Exchange Act.
“GAAP” shall mean generally accepted accounting principles in the United States of America.
“Net Capital Investment Amount” shall mean the positive difference, if any, between (i) the Aggregate Contribution Value minus (ii) $163,510,000. For the avoidance of doubt, the difference shall be deemed to be zero if the difference between the Aggregate Contribution Value minus $163,510,000 is a negative number.
“Second Special Dividend” shall mean a dividend with respect to AZL Common Stock in an amount per share to be determined by AZL, in connection with, and subject to the approval of POP, which amount shall not be less than the minimum amount necessary to enable AZL to satisfy the requirements of Sections 857 and 4981 of the Code, and which dividend shall, to the extent possible, constitute a “capital gain dividend” within the meaning of Section 857(b)(3)(C) of the Code.”
     3. Amendment to Section 4.3 of the Master Agreement. Section 4.3 of the Master Agreement is hereby deleted and replaced in its entirety with the following:
“4.3 Agreed Value. AZL and POP have agreed that the aggregate Gross Asset Values, including the value attributable to the Contributed Assets, is $562,955,000.”
     4. Amendment to Section 4.4 of the Master Agreement. Section 4.4 of the Master Agreement is hereby deleted and replaced in its entirety with the following:
“4.4 Aggregate Consideration. As consideration for the contribution of the Contributed Interests and the Contributed Assets to the UPREIT, POP shall receive, or direct the issuance, in the aggregate, of the following:
(x)	Common Units having a value equal to twenty five percent (25%), and Preferred Units equal to seventy-five percent (75%), of an amount equal to the difference of (A) the Aggregate Contribution Value minus (B) $12,000,000 minus (C) the Net Capital Investment Amount, if any

(y)	a promissory note of the UPREIT (the “Principal Note”) in the principal amount of $12,000,000 with the other material terms as set forth on Exhibit H attached hereto and

(z)	if the Net Capital Investment Amount exceeds zero, promissory notes of the UPREIT (the “Investment Notes”) in an aggregate principal amount equal to the Net Capital Investment Amount and with the other material terms as set forth on Exhibit H attached hereto.
The Investment Notes shall be in individual principal amounts and shall be allocated in proportion to the Capital Investment Value for any POP Property relative to the aggregate Capital Investment Values. For the purposes of this Section, Common Units shall have a per unit value equal to the Adjusted Per Share Value. For the purposes of this Section, Preferred Units shall have a per unit value of $25.00.”
     5. Deletion of Section 4.5 of the Master Agreement. Section 4.5 of the Master Agreement is hereby deleted in its entirety.
     6. Amendment to Section 4.6 of the Master Agreement. Section 4.6 of the Master Agreement is hereby deleted and replaced in its entirety with the following:
“4.6 General Partner’s Contribution. Pursuant to the terms of this Agreement, at Closing, AZL shall contribute to the UPREIT all of its assets as of the Closing Date (including any AZL Assets that have not been sold prior to the Closing Date) except for any cash reserved for the payment of the Second Special Dividend or any accrued liabilities of AZL. In consideration for such contribution, AZL shall acquire a general partner interest in the UPREIT and become the sole general partner of the UPREIT and shall be deemed to have made a contribution to the UPREIT in an amount equal to the book value of the assets so contributed. Thereafter, AZL shall have the rights, duties, privileges and obligations as the holder of the general partner interest and as the general partner of the UPREIT and be subject to the terms and conditions of the UPREIT Certificate and the UPREIT Agreement. AZL’s general partner interest at any particular time shall be equal to the quotient obtained by dividing (i) the total number of shares of Surviving Corporation Common Stock and Surviving Corporation Class B Common Stock outstanding as of such time, by (ii) the sum of (A) the total number of shares of Surviving Corporation Common Stock and Surviving Corporation Class B Common Stock outstanding as of such time, plus (B) the total number of shares of Surviving Corporation Common Stock into which Common Units outstanding as of such time are exchangeable.”
     7. Amendment to Section 6.1 of the Master Agreement. Section 6.1 of the Master Agreement is hereby deleted and replaced in its entirety with the following:
          “6.1 Sale of Assets. AZL shall not sell any of its assets (“AZL Assets”) on or before the Closing Date without the prior consent of POP.”
     8. Amendment to Section 6.3 of the Master Agreement. Section 6.3 of the Master Agreement is hereby deleted and replaced in its entirety with the following:

          “6.3 Declaration of Special Dividend and Second Special Dividend.
(a)	AZL, acting through its Board of Directors, shall, on December 1, 2006, declare the Special Dividend of $1.00 per share in favor of and for the benefit of its shareholders of record as of January 5, 2007, which Special Dividend shall (i) be paid on January 26, 2007, (ii) constitute, to the extent possible, a “capital gain dividend” within the meaning of Section 857(b)(3)(C) of the Code and (iii) be formally designated in accordance with such section of the Code as being applicable to and shall be first applied to entirely offset AZL’s net capital gain and other taxable income (if any) arising from the Mortgage Prepayment and other taxable income for the fiscal year ended December 31, 2006.
(b)	AZL, acting through its Board of Directors, shall, on December 3, 2007, declare the Second Special Dividend in favor of and for the benefit of its shareholders of record as of December 28, 2007, which the Second Special Dividend shall (i) be paid on January 15, 2008, (ii) constitute, to the extent possible, a “capital gain dividend” within the meaning of Section 857(b)(3)(C) of the Code and (iii) be formally designated in accordance with such section of the Code as being applicable to and shall be first applied to entirely offset AZL’s net capital gain and other taxable income (if any) for the fiscal year ended December 31, 2007.”
     9. Amendment to Section 6.4 of the Master Agreement. Section 6.4 of the Master Agreement is hereby deleted and replaced in its entirety with the following:
          “6.4 Restrictions on Dividends. From and after the date hereof through the Closing Date, other than the Special Dividend and the Second Special Dividend, AZL shall not make, declare, pay or set aside for payment any dividend payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, or directly or indirectly adjust, split, combine, reclassify, redeem, purchase or otherwise acquire any shares of its capital stock.”
     10. Amendment to Section 9.1 of the Master Agreement. Section 9.1 of the Master Agreement is hereby deleted and replaced in its entirety with the following:
          “9.1 Subscription. At the Closing, AZL shall sell to individual(s) or entity(ies) designated by POP Common Units and Surviving Corporation Common Stock, as elected by such individual(s) or entity(ies), for an aggregate purchase price of $5,000,000 and a price per Common Unit or share of Surviving Corporation Common Stock equal to $5.00; subject to adjustment in the event of the Reverse Stock Split or any other change in the capitalization of AZL or the Surviving Corporation. The purchase price shall be payable in immediately available funds at Closing.”
     11. Amendment to Section 9 of the Master Agreement. Section 9 of the Master Agreement is hereby amended by adding to the end of the current subsections therein:

          “9.3 Subscription. At the Closing, AZL shall sell to individual(s) or entity(ies) designated by POP Surviving Corporation Common Stock for an aggregate purchase price of $1,350,000 and a price per share of Surviving Corporation Common Stock equal to $7.50; subject to adjustment in the event of the Reverse Stock Split or any other change in the capitalization of AZL or the Surviving Corporation. The purchase price shall be payable in immediately available funds at Closing.”
     12. Amendment to Section 12.3 of the Master Agreement. Section 12.3 of the Master Agreement is hereby deleted and replaced in its entirety with the following:
          “12.3 Listing Application. POP shall use its commercially reasonable efforts to cause the shares of Surviving Corporation Common Stock to be listed for trading on an Exchange.”
     13. Amendment to Section 14.9 of the Master Agreement. Section 14.9 of the Master Agreement is hereby deleted and replaced in its entirety with the following:
          “14.9 Listing Application. AZL shall use its commercially reasonable efforts to cause the shares of Surviving Corporation Common Stock to be listed for trading on an Exchange.”
     14. Amendment to Section 18.4 of the Master Agreement. Section 18.4 of the Master Agreement is hereby deleted and replaced in its entirety with the following:
          “18.4 Exchange Listing. The Surviving Corporation Common Stock shall have been approved for listing on an Exchange subject only to consummation of the Reincorporation.”
     15. Amendment to Section 21(h) of the Master Agreement. Section 21(h) of the Master Agreement is hereby deleted and replaced in its entirety with the following:
“An option (a) granted by POP (and all affiliates of POP, which shall be referred to as POP for the purposes of this Section 21(h)) and (b) exercisable by the UPREIT to cause POP to contribute to the UPREIT those parcels of real property (i) identified as of the Closing as being the subject matter of a prospective or completed acquisition by POP and (ii) as to which the closing of such acquisition shall have been completed prior to or after the Closing, but not later than June 30, 2008 (collectively, the “Option Properties”). The foregoing option granted by POP to the UPREIT shall provide the UPREIT with the right to acquire the Option Properties by the payment to POP of an “Option Properties Contribution Value” equal to the net investment incurred by POP in the acquisition and, if applicable, the financing, joint venturing and sale of the Option Properties in question, inclusive of all transaction fees, costs and expenses and associated tax liabilities incurred by POP allocable to the Option Properties. The Option Properties Contribution Value shall be paid to POP, at the option of the UPREIT, in cash or Common Units or shares of AZL

Common Stock (such Common Units or Common Stock being each valued at an amount equal to the average closing price per share of AZL Common Stock reported in the consolidated transaction reporting system during the ninety (90) trading days immediately preceding the applicable exercise of the option by the UPREIT). The remaining terms of the contribution of any Option Property shall be substantially as set forth in the Contribution Agreements, except that the UPREIT shall have thirty (30) days following the exercise of its option with respect to any Option Property to conduct a due diligence investigation and to terminate such agreement and option without damages if the results of such due diligence investigation are not satisfactory to the UPREIT in its sole discretion.
          The exercise by the UPREIT of its option as to any given Option Property tendered by POP shall be made within a period of thirty (30) days following such tender, and such tender shall be made by POP within thirty (30) days after the later of (i) the date on which POP acquires the subject Option Property or (ii) the Closing Date. In addition, prior to tendering any Option Property to the UPREIT, POP shall be entitled to finance the Option Property with secured mortgage debt, “sell-down” its equity position in the Option Property by forming a joint venture with a financial partner, and/or sell or otherwise completely dispose of properties acquired with Option Properties as a part of a portfolio acquisition (“Divested Properties”). POP shall be entitled to tender its then existing equity ownership interest in the Option Properties to the UPREIT subject to such mortgage financing and/or such joint venture relationship and to tender Option Properties portfolios to the UPREIT which have been diminished by the divestiture of Divested Properties. Any net profit realized by POP on a cash basis in connection with an equity sell-down of an Option Property or the sale of a Divested Property shall be transferred to the UPREIT, in the form of a reduction of the contribution price. Notwithstanding anything set forth above to the contrary, any exercise of the option by the UPREIT shall require that the consummation of its acquisition of the subject Option Property take place not later than sixty (60) days following such exercise, unless and to the extent consummation is delayed through no fault of the UPREIT. Notwithstanding anything herein contained or implied, any Option Property that becomes subject to the option granted hereunder by virtue of having been identified as of the Closing as a transaction in process, but which has not actually been acquired by POP on or prior to June 30, 2008, shall, as of the close of business on June 30, 2008, cease to be subject to the option described herein.”
     16. Amendment to Section 22 of the Master Agreement. Section 22 of the Master Agreement is hereby amended by adding to the end of the current text therein:
(l)	The Principal Note, executed by the UPREIT.

(m)	The Investment Notes, each executed by the UPREIT.

(n)	Options granted by AZL to individual(s) or entity(ies) designated by POP, which shall be exercisable for a period of three months following the Closing, to acquire up to 500,000 shares of Surviving Corporation Common Stock in the aggregate at a price per share of Surviving Corporation Common Stock equal to $7.50; subject to adjustment in the event of the Reverse Stock Split or any other change in the capitalization of AZL or the Surviving Corporation.
     17. Amendment of Section 23.6 of the Master Agreement. Section 23.6 of the Master Agreement is hereby deleted and replaced in its entirety with the following:
          “23.6 The POP Members shall not be reimbursed for the balances remaining, as of the Closing Date, in any escrows that exist, as of October 1, 2007, and are maintained pursuant to the requirements of the POP Properties Indebtedness (“Escrowed Loan Reserves”), and any Escrowed Loan Reserves shall be added to the aggregate Net Asset Values; provided that the sum of Escrowed Loan Reserves and Net Asset Values shall not exceed $163,510,000 in the aggregate and shall otherwise be treated as Contributed Assets; provided further that, in the case of any POP Property for which the Contributed Interests are less than one hundred percent (100%) of the ownership interests in such POP Property, such amount shall reflect only that percentage of the Escrowed Loan Reserves equal to the percentage ownership represented by such Contributed Interests relating to such POP Property. The Escrowed Loan Reserves are estimated by POP, to its knowledge, to have been approximately $5,290,000 at September 30, 2007 in the aggregate for the eight Contributed Properties the ownership interests in which are 100% owned by the POP Members as of the date hereof.”

     18. Amendment to Section 25 of the Master Agreement. Section 25 of the Master Agreement is hereby deleted and replaced in its entirety with the following:
     “25. NOTICES. All notices and other communications under this Agreement shall be addressed as follows, shall be sent by a reputable national overnight delivery service, given in person or sent by facsimile and shall be deemed given one (1) business day after delivery and acceptance by such reputable national overnight delivery service and be deemed given upon receipt if (b) given in person; or (c) sent by facsimile for which the transmitting facsimile machine generates evidence of complete transmission in each case addressed as follows:
     If to AZL:
Arizona Land Income Corporation
2999 N. 44th Street
Suite 100
Phoenix, Arizona 85018
Attention: Mr. Thomas Hislop
Facsimile: (602) 952-0924
with a copy to:
Squire, Sanders & Dempsey LLP
40 N. Central Avenue
Suite 2700
Phoenix, Arizona 85004
Attention: Joseph Richardson, Esq.
Facsimile: (602) 253-8129
     If to POP:
POP Venture, LLC
c/o The Shidler Group
841 Bishop Street
Suite 1700
Honolulu, Hawaii 96813
Attention: Mr. Jay H. Shidler
Facsimile: (808) 533-4700
and
POP Venture, LLC
c/o The Shidler Group
9 West 57th Street
Suite 1670
New York, New York 10019
Attention: Mr. Robert Denton
Facsimile: (212) 688-3473

with a copy to:
Barack Ferrazzano Kirschbaum
     & Nagelberg LLP
200 West Madison Street
Suite 3900
Chicago, Illinois 60606
Attention: Howard A. Nagelberg, Esq.
Facsimile: (312) 984-3150
     19. Amendments to Schedules 2A and 2B of the Master Agreement. Schedule 2A of the Master Agreement is hereby amended to delete “POP / USB Partners, LLC, a Delaware LLC” from such schedule. Schedule 2B of the Master Agreement is hereby amended to delete “U.S. Bank Center, 101 North First Avenue, Phoenix, Arizona 85003” from such schedule.
     20. Amendments to Exhibits and Schedules of the Master Agreement. The Exhibits and Schedules of the Master Agreement are hereby amended to add Exhibit H of this Amendment as Exhibit H of the Master Agreement and to add Schedule 2D of this Amendment as Schedule 2D of the Master Agreement.
     21. Omnibus Amendment to Contribution Agreements. Each of the Contribution Agreements is hereby amended, without the need for any further action by any party, to conform such agreements to the provisions of this Agreement.
     22. Additional Terms.
     (i) The Agreement. All references in the Master Agreement to the term “Agreement” shall be deemed to refer to the Agreement referenced in this Amendment.
     (ii) Amendment and the Master Agreement to be Read Together. This Amendment supplements and is hereby made a part of the Master Agreement, and the Master Agreement and this Amendment shall from and after the date hereof be read together and shall constitute the Agreement. Except as otherwise set forth herein, the Master Agreement shall remain in full force and effect.
     (iii) Counterparts. This Amendment may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.
*****

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

POP VENTURE, LLC, a Delaware limited liability company
By:	POP FUNDING, its managing member

By:	JHS MANAGER, LLC, its manager

By:	/s/ Jay H. Shidler
Jay H. Shidler
Sole Member

ARIZONA LAND INCOME CORPORATION, an Arizona corporation
By:	/s/ Thomas R. Hislop
	Name:	Thomas R. Hislop
	Title:	Chairman of the Board, Chief Executive Officer and Chief Financial Officer

Exhibit H
Material Terms of the Principal Note
1.	interest of 7% per annum;

2.	quarterly payments of interest;

3.	UPREIT right to accrue any interest payment;

4.	five year maturity;

5.	UPREIT right to extend maturity for one additional year;

6.	maturity accelerates upon the consummation of a public offering of Surviving Corporation Common Stock in an amount equal to or greater than $75,000,000;

7.	unsecured, full recourse;

8.	negotiable; and

9.	prepayable at any time without a prepayment fee.

Schedule 2D
Identified Capital Investment
All costs, expenses and reserves associated with the termination of the lease relating to the Wallace Theater located at Waterfront Plaza.